Agree Realty Announces $100 Million Long-Term Unsecured Debt Financings

BLOOMFIELD HILLS, Mich., July 6, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced it has entered into agreements for $100 million of long-term, unsecured, fixed rate debt. The combined $100 million unsecured financings have a weighted average term of 10 years and a blended interest rate of 3.87%.

"We are very pleased and appreciative of the continued support of our bank group and our private placement investors," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "These financings demonstrate our diversified access to long-term, fixed rate, unsecured debt capital and enables us to maintain excellent long-term flexibility, while further solidifying our industry-leading balance sheet."

The combined $100 million unsecured financings are comprised of a $40 million unsecured term loan (the "Term Loan") and $60 million of privately placed senior unsecured notes (the "Senior Notes"). Net proceeds from the Term Loan and Senior Notes will be used to reduce amounts outstanding under the Company's unsecured credit facility and for general corporate purposes.

The unsecured Term Loan has a 7-year term, maturing on July 1, 2023, with an interest rate based on a pricing grid over LIBOR, determined by the Company's leverage ratio. In conjunction with the new Term Loan, the Company has fixed LIBOR over the seven-year period. The Company anticipates the interest rate on the unsecured Term Loan will be fixed at 3.05%, based upon current leverage levels. The Term Loan also includes an accordion option that allows the Company to request additional lender commitments up to a total of $75 million.

The Company's Term Loan is led by Capital One, N.A., who serves as the Administrative Agent. Raymond James Bank, N.A. also participated in the Term Loan.

The Senior Notes have a 12-year term, maturing in July 2028, priced at a fixed interest rate of 4.42%. Closing and funding of the new private placement of Senior Notes is expected to occur July 28, 2016, subject to the satisfaction of standard closing conditions.

The Senior Notes are being sold to qualified institutional buyers in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States in accordance with Regulation S under the Securities Act. The Senior Notes have not been and will not be registered under the Securities Act or any state or other jurisdiction's securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions' securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes or any other securities, nor shall there be any offer, solicitation or sale of the Senior Notes or any other securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 327 properties, located in 42 states and containing approximately 6.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

This press release contains certain "forward-looking" statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "plan" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to factors described in greater detail in the Company's filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.agreerealty.com.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190